UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

May 25, 2011

U.S. CHINA MINING GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-28806	43-1932733

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17890 Castleton Street, Suite 112
City of Industry, California 91748
 (Address of principal executive offices, including zip code)

(626) 581-8878
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On May 25, 2011, U.S. China Mining Group, Inc. (the “Company”) issued a Promissory Note in the amount of $3,000,000 to California Bank & Trust (the “Lender”) evidencing a $3,000,000 revolving line of credit from the Lender.  The Promissory Note bears a variable interest rate equal to 1.00 percentage point less than the Lender’s Prime Rate.  The initial interest rate was 2.25%.  All outstanding principal plus accrued and unpaid interest is payable in one lump sum on May 25, 2012. The loan is secured by a $3,000,000 cash deposit with the Lender. The description contained herein of the terms of the Promissory Note is qualified in its entirety by reference to the Promissory Note, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On May 31, the Company entered into a Cooperative Agreement with Majestic Machinery Inc. pursuant to which Majestic Machinery Inc. agreed to act as a broker on behalf of, and to represent, the Company in coal trading and investments in the United States.  Pursuant to the Cooperative Agreement, the Company has agreed to pay $3,000,000 from the proceeds of the loan described above for initial coal trading and investment activities.  All such unused funds are held in deposit and may be refunded to the Company (i) if the coal trading or investment activities cannot be completed, other than as a result of the Company’s breach of the agreement, (ii) upon expiration of the agreement if no trading contract is executed or (iii) the agreement is terminated by either party for convenience.  The Company has agreed to pay a 3% commission on all coal trading brokered by Majestic Machinery and a 1.5% commission on any investment project engaged through Majestic Machinery.  Either party can terminate the agreement for any reason by giving the other party 15 days prior written notice.  The description contained herein of the terms of the Cooperative Agreement is qualified in its entirety by reference to the Cooperative Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 4.02             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 27, 2012, the board of directors of the Company (the “Board”) concluded that the interim unaudited consolidated financial statements for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 included in the Company’s Quarterly Reports on Form 10-Q for such periods could no longer be relied upon for the reasons described below.

On May 25, 2011, the Company issued a Promissory Note in the original principal amount of $3,000,000 to California Bank & Trust evidencing a $3,000,000 revolving line of credit.  On June 26, 2011, the Company borrowed the entire $3,000,000 from the line of credit.  Additionally, the Company maintains restricted cash with the Lender in the amount of $3,000,000.  The interim unaudited financial statements included with our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 failed to include a liability relating to this loan facility.

Additionally, as previously disclosed, in January 2011, the Company entered into a Securities Purchase Agreement with certain investors, pursuant to which the Company sold and issued to the Investors, in a private placement transaction (the “Private Placement”), an aggregate of 3,750,000 units, which units included one share of the Company’s common stock, and a five-year warrant to purchase 0.5 shares of the Company’s common stock.  In connection with the Private Placement, the Company also issued warrants to placement agents as compensation for the placement agents’ services. The Board has determined that the Company incorrectly recorded the warrants issued in connection with the Private Placement and that the issuance of the warrants should have been recorded as a derivative transaction.

We anticipate that the effects on our consolidated statements of operations for the periods noted above will be shown in the following chart as

 Chart: Increase (Decrease) in

Period (Quarter Ended)	Cash at each quarter end	Restricted Cash	Deposit Receivable	Loan Payable	Derivative Liability	Additional Paid In Capital	Net Income
	$	$	$	$	$	$	$
March 31, 2011					7,591,679	(13,153,426)	5,561,747

June 30, 2011	(2,950,000)	3,000,000	2,950,000	3,000,000	6,689,841	(13,153,426)	6,463,585

September 30, 2011	(2,944,637)	3,000,000	2,935,530	3,000,000	3,648,549	(13,153,426)	9,495,770

The Company is presently finalizing the restated interim unaudited consolidated financial statements and amended Quarterly Reports on Form10-Q for the periods March 31, 2011, June 30, 2011 and September 30, 2011 will be filed as soon as practicable.

The Company’s officers and Board have discussed these matters with Goldman Kurland Mohidin LLP, the Company’s independent accountants.

Item 9.01             Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Promissory Note, dated May 25, 2011

10.2	Cooperative Agreement, dated May 31, 2011, by and between the Company and Majestic Machinery Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. China Mining Group, Inc.

Date: March 29, 2012	/s/ Hongwen Li
Hongwen Li Chief Executive Officer